Exhibit 4.1
SUPPLEMENTAL INDENTURE
dated as of July 27, 2005
among
CENTURY ALUMINUM COMPANY,
as Issuer
CENTURY ALUMINUM OF KENTUCKY LLC,
as a Guarantor
and
WILMINGTON TRUST COMPANY,
as Trustee

7½% SENIOR NOTES DUE 2014

     THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of July 27, 2005 and effective from and after June 29, 2005, among Century Aluminum Company, a Delaware corporation (the “Company”), Century Aluminum of Kentucky LLC, a Delaware limited liability company, as a Guarantor (the “Undersigned”) and Wilmington Trust Company, as trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of August 26, 2004 (the “Indenture”), relating to the Company’s 7½% Senior Notes due 2014 (the “Notes”);
     WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause the Undersigned, from and after the “repayment date” (as defined in the Indenture) to provide a Note Guaranty and to execute this Supplemental Indenture to evidence such Note Guaranty; and
     WHEREAS, the “repayment date” as defined in the Indenture has occurred.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture, effective from and after June 29, 2005, hereby agree as follows:
     Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
     Section 2. The Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
     Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
     Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
     Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.
     Section 6. The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture or the recitals contained herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CENTURY ALUMINUM COMPANY,
as Issuer

By:	/s/ Peter C. McGuire

Name: Peter C. McGuire
Title: Vice President and
Associate General Counsel

CENTURY ALUMINUM OF
KENTUCKY LLC, as a Guarantor

By:	/s/ Peter C. McGuire

Name: Peter C. McGuire
Title: Assistant Secretary

WILMINGTON TRUST COMPANY, as
Trustee

By:	/s/ Kristin F. Long

Name: Kristin F. Long
Title: Financial Services Officer